                                                                     EXHIBIT 4.3

                          SECOND SUPPLEMENTAL INDENTURE

                                     between

                       AFFILIATED COMPUTER SERVICES, INC.

                                       and

                    THE BANK OF NEW YORK TRUST COMPANY, N.A.

                            Dated as of June 6, 2005

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                                TABLE OF CONTENTS

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
ARTICLE I DEFINITIONS...........................................................         3

     Section 101        Definition of Terms.....................................         3

ARTICLE II GENERAL TERMS AND CONDITIONS OF THE NOTES............................         6

     Section 201        Designation and Principal Amount........................         6
     Section 202        Place of Payment; Registrar and Paying Agent for Notes..         6
     Section 203        Global Note.............................................         6
     Section 204        Interest................................................         7
     Section 205        Denomination............................................         7

ARTICLE III COVENANTS...........................................................         7

     Section 301        Limitation on Liens and Sale/Leaseback Transactions.....         7

ARTICLE IV ADDITIONAL EVENT OF DEFAULT..........................................        10

     Section 401        Additional Event of Default.............................        10

ARTICLE V CONSOLIDATION, MERGER OR SALE OF ASSETS...............................        11

     Section 501        Consolidation, Merger or Sale of Assets.................        11

ARTICLE VI REDEMPTION OF THE NOTES..............................................        12

     Section 601        Redemption of the Notes at the Option of the Company....        12
     Section 602        No Sinking Fund.........................................        12

ARTICLE VII FORM OF NOTES.......................................................        13

     Section 701        Form of Notes...........................................        13

ARTICLE VIII ORIGINAL ISSUE OF NOTES............................................        13

     Section 801        Original Issue of Notes.................................        13

ARTICLE IX MISCELLANEOUS........................................................        13

     Section 901        Ratification of Base Indenture..........................        13
     Section 902        Trustee Not Responsible for Recitals....................        13
     Section 903        Governing Law...........................................        13
     Section 904        Separability............................................        14
     Section 905        Counterparts............................................        14
     Section 906        No Benefit..............................................        14

                          SECOND SUPPLEMENTAL INDENTURE

                                     between

                       AFFILIATED COMPUTER SERVICES, INC.

                                       and

                    THE BANK OF NEW YORK TRUST COMPANY, N.A.

                            Dated as of June 6, 2005

            SECOND SUPPLEMENTAL INDENTURE, dated as of June 6, 2005 (the "Second Supplemental Indenture"), between Affiliated Computer Services, Inc., a Delaware corporation (the "Company"), and The Bank of New York Trust Company, N.A. (the "Trustee"), under the Indenture, dated as of June 6, 2005 (the "Base Indenture"), between the Company and the Trustee.

            WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company's unsecured debt securities (the "Securities") to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

            WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 5.20% Senior Notes due 2015 (the "Notes"), the form and substance of such series of Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture; and

            WHEREAS, (a) the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture pursuant to Sections 2.01 and 9.01 of the Base Indenture, (b) all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and (c) the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects:

            NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 101 Definition of Terms.

            Unless the context otherwise requires:

            (a) a term defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture, provided, however, that to the extent any term is defined in the Base Indenture and this Second Supplemental Indenture, such term with respect to the Notes shall have the meaning set forth in this Second Supplemental Indenture (and not with respect to any other series of Securities issuable pursuant to the Base Indenture unless a supplemental indenture relating thereto expressly so provides);

            (b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout this Second Supplemental Indenture;

            (c) the singular includes the plural and vice versa;

            (d) a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture;

            (e) headings are for convenience of reference only and do not affect interpretation; and

            (f) the following terms have the meanings given to them in this
Section 101(f):

            "Attributable Debt" with respect to any Sale/Leaseback Transaction means the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

            "Board of Directors" means the Company's board of directors or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of the Company's board of directors.

            "Business Day" means any day that is not a Legal Holiday.

            "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes.

            "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

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(ii) if the Trustee obtains fewer than three such Reference Treasury Dealer
Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such Quotation.

            "Debt" of any Person means, without duplication, (i) all indebtedness of that Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of that Person or only to a portion thereof), (ii) all obligations of that Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of that Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, bid or performance bonds and other similar obligations issued by or for the account of that Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if that drawing is reimbursed not later than 30 Business Days following demand for reimbursement, (iv) all obligations of that Person to pay the deferred and unpaid purchase price of property or services, except trade payables, advances on contracts and accrued expenses arising in the ordinary course of business, (v) all capitalized lease obligations of that Person, (vi) all Debt of others secured by a Lien on any asset of that Person, whether or not that Debt is assumed by that Person (provided that if the obligations so secured have not been assumed in full by that Person or are not otherwise that Person's legal liability in full, then those obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of those obligations and (2) the fair market value of those assets, as determined in good faith by the board of directors or other managing body of that Person and (b) the amount of obligations as have been assumed by that Person or which are otherwise that Person's legal liability), and (vii) all guarantees by that Person of or with respect to Debt of others (other than endorsements in the ordinary course of business), in each case to the extent of the Debt guaranteed.

            "GAAP" means generally accepted accounting principles in the United States as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable to the circumstances as of the date of determination.

            "Global Note" shall have the meaning set forth in Section 203.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

            "Interest Payment Date" shall have the meaning set forth in Section 204(a).

            "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in any of the city of New York, New York or a Place of Payment are authorized or obligated by law, regulation or executive order to remain closed.

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            "Lien" means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest other than an agreement to secure Debt equally and ratably upon the incurrence of other secured Debt).

            "Maturity Date" shall have the meaning set forth in Section 204(a).

            "Note Interest Rate" shall have the meaning set forth in Section 204(c).

            "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

            "Redemption Price" shall have the meaning set forth in Section
601(a).

            "Reference Treasury Dealer" means (i) Citigroup Global Markets Inc., Goldman, Sachs & Co. or J.P. Morgan Securities Inc. or their respective affiliates which are Primary Treasury Dealers, and its successors; provided, however, that if Citigroup Global Markets Inc., Goldman, Sachs & Co. or J.P. Morgan Securities Inc. shall cease to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by the Trustee after consultation with the Company.

            "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m. (the city of New York, New York time), on the third Business Day preceding such Redemption Date.

            "Sale/Leaseback Transaction" means any arrangement with any Person (other than the Company or any of its Subsidiaries) providing for a capitalized lease by the Company or any of its Subsidiaries of any property which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any Person (other than the Company or any of its Subsidiaries) by whom funds have been or are to be advanced on the security of the leased property.

            "Subsidiary" means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the full board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company, or by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

            "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

                                   ARTICLE II

            GENERAL TERMS AND CONDITIONS OF THE NOTES

            Section 201 Designation and Principal Amount.

            There is hereby authorized a new series of Securities designated the 5.20% Senior Notes due 2015 (hereinafter referred to as the "Notes"). The initial aggregate principal amount of the new series of Securities authorized by this Supplemental Indenture shall be $250 million, in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of Notes pursuant to
Section 2.04 of the Base Indenture.

            Section 202 Place of Payment; Registrar and Paying Agent for Notes.

            The Company selects the city of New York, New York as the Place of Payment for the Notes and hereby appoints the Trustee as Registrar and Paying Agent for the Notes.

            Section 203 Global Note.

            (a) The Notes shall be issued in the form of one or more permanent global Notes in an aggregate principal amount equal to the aggregate principal amount of all outstanding Notes of such series (each, a "Global Note" and together, the "Global Notes"), to be registered in the name of the Depositary, or its nominee, and delivered by the Trustee to or upon the order of the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Company. The Company upon any such presentation shall execute one or more Global Notes in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Base Indenture and this Second Supplemental Indenture. Payments on Notes issued as one or more Global Notes will be made to the Depositary.

            (b) A Global Note may be transferred, in whole but not in part, only to the Depositary, a successor Depositary selected or approved by the Company or to a nominee of the Depositary or such successor Depositary.

            Section 204 Interest.

            (a) The Notes will bear interest at the Note Interest Rate (as defined below) from June 6, 2005 until the principal thereof becomes due and payable on June 1, 2015 (the "Maturity Date"). Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2005 (each an "Interest Payment Date").

            (b) The interest payable on any Interest Payment Date, subject to the Base Indenture, will be paid to the Person in whose name the Note is registered at the close of business on the May 15 or November 15, as the case may be, whether or not a Business Day, next preceding the Interest Payment Date. Interest and principal will be payable in Dollars at the Trustee's New York corporate trust office, which is located at 101 Barclay Street, New York, New York 10286.

            (c) The interest rate in respect of the Notes will be 5.20% per annum (the "Note Interest Rate").

            (d) In the event that an Interest Payment Date or Maturity Date, as the case may be, is not a Business Day, then payment of interest or principal, as the case may be, payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on such date, and no interest shall accrue on the amount so payable from the period from and after such Interest Payment Date or Maturity Date, as the case may be.

            (e) Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

            Section 205 Denomination.

            The Notes shall be issuable only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000.

                                  ARTICLE III

                                    COVENANTS

            Section 301 Limitation on Liens and Sale/Leaseback Transactions.

            (a) Other than as provided in subsection (c) below, so long as any of the Notes are outstanding, neither the Company nor any of its Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any (i) of the Company's property or assets or those of its Subsidiaries or (ii) stock of any Subsidiary or (iii) Debt of the Company's Subsidiaries owed to the Company or to another of its Subsidiaries, in each case whether now owned or hereafter acquired, to secure any Debt without equally and ratably securing all outstanding Notes, except for:

                  (i) Liens existing on the date hereof;

                  (ii) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien existing on the date hereof, so long as any such extension, renewal or replacement does not extend to or cover any of the Company's property or assets or any of its Subsidiaries' property or assets other than the property or assets that were the subject of such Lien existing on the date hereof;

                  (iii) Liens on property or assets existing at the time the Company or any of its Subsidiaries acquires such property or assets, provided that such Liens (1) are not incurred in connection with, or in contemplation of the acquisition of the property or assets acquired and
      (2) do not extend to or cover any of its property or assets or any of its Subsidiaries' property or assets other than the property or assets so acquired;

                  (iv) (x) claims and Liens for taxes; (y) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute of the merits; and (z) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens; so long as, for the purposes of each of clauses (x), (y) and (z), the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provisions (if any) required by GAAP shall have been made, and levy and execution thereon have been stayed and continue to be stayed;

                  (v) good-faith pledges, Liens, or deposits made to secure performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds as all such Liens arise in the ordinary course of business;

                  (vi) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impairs in any material respect the use of such property in the ordinary conduct of the Company's business or the business of its Subsidiaries and no defects of which have a material adverse effect on the Company's business or that of its Subsidiaries;

                  (vii) pledges or deposits made to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, pensions, or other social security programs, but expressly excluding any Liens in favor of the Pension Benefit Guaranty Corporation or any successor thereof, or otherwise under ERISA;

                  (viii) Liens of landlords or of mortgagees of landlords on fixtures and movable tangible property located on premises leased in the ordinary course of business;

                  (ix) Liens on accounts receivable so long as the Company or its Subsidiaries do not sell, assign, transfer, or otherwise dispose of, in one or a series of transactions, all or substantially all of the assets (determined on a consolidated basis in respect of the Company and its Subsidiaries), other than in a transaction between the Company and one or more of its Subsidiaries or between such Subsidiaries;

                  (x) Liens created on any property or assets leased to or purchased by the Company or any of its Subsidiaries securing directly or indirectly obligations issued in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

                  (xi) Liens on any property or assets of a corporation or other entity existing at the time such corporation or entity becomes the Company's Subsidiary or is merged into or consolidated with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company; provided that such Liens (1) are not incurred in connection with or in contemplation of such corporation or entity becoming a Subsidiary of the Company or merging or consolidating with the Company or a Subsidiary of the Company or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such corporation or other entity and (2) do not extend to or cover any of the Company's property or assets or any of its Subsidiaries' property or assets other than the property or assets of such corporation or other entity; and

                  (xii) purchase money Liens upon or in any real or personal property (including fixtures and other equipment) the Company or any of its Subsidiaries hold or have acquired to secure the purchase price of such property or to secure indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 180 days after completion of such acquisition or improvement, provided that no such Lien will extend to or cover any property other than the property being acquired or improved.

            (b) Other than as provided in subsection (c) below, so long as the Notes are outstanding, neither the Company nor any of its Subsidiaries shall enter into any Sale/Leaseback Transaction for a period of more than 24 months unless:

                  (i) the Company or such Subsidiary would be entitled, pursuant to subsection (a) above, to create, incur, assume or suffer to exist a Lien on the property or assets subject to such Sale/Leaseback Transaction; or

                  (ii) the net proceeds of the sale or the fair market value of the property or assets, whichever is greater (which may be conclusively determined by the Board of Directors), are applied within 120 days to the optional retirement of unsubordinated Debt of the Company or the Debt of its Subsidiaries then outstanding, maturing more than one year after the date of receipt of such net proceeds by the Company or its Subsidiary.

            (c) Notwithstanding the restrictions set forth in subsections (a) and (b) above, the Company or any of its Subsidiaries may create, incur, assume or suffer to exist any Liens or enter into any Sale/Leaseback Transactions not otherwise permitted in subsections (a) and (b) above, provided that at the time of such event, and after giving effect to that event, the aggregate amount of all Debt secured by Liens permitted by this subsection (c) (excluding the Liens permitted pursuant to subsection (a) above) and the aggregate amount of all Attributable Debt in respect of Sale/Leaseback Transactions permitted by this subsection (c) (excluding the Sale/Leaseback Transactions permitted pursuant to subsection (b) above), measured, in each case, at the time any such Lien is incurred or any such Sale/Leaseback Transaction is entered into, by the Company or any of its Subsidiaries does not exceed 15% of the Company's consolidated stockholders' equity, as determined in accordance with GAAP.

                                   ARTICLE IV

                           ADDITIONAL EVENT OF DEFAULT

            Section 401 Additional Event of Default.

            The following additional event shall be established and shall constitute an "Event of Default" under Section 6.01 of the Base Indenture with respect to the Notes so long as any of the Notes are outstanding (and not with respect to any other series of Securities issuable pursuant to the Base Indenture unless a supplemental indenture relating thereto expressly so provides):

            a failure to pay when due any Debt of the Company or any Subsidiary of the Company or a default (i) in the payment of any scheduled principal of or premium, if any, or interest on any Debt of the Company or any Subsidiary of the Company (other than the Notes) aggregating more than $100.0 million in principal amount after giving effect to any applicable grace period, or (ii) in the performance of any other term or provision of any Debt of the Company or any Subsidiary of the Company (other than the Notes) in excess of $100.0 million in principal amount that results in such Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such

Debt shall not have been discharged, within a period of 15 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default and stating that such notice is a "Notice of Default" hereunder.

                                   ARTICLE V

            CONSOLIDATION, MERGER OR SALE OF ASSETS

            Section 501 Consolidation, Merger or Sale of Assets.

            (a) With respect to the Notes, Article V of the Base Indenture shall be replaced in its entirety with this Section 501 (provided, that, this Article V shall not be applicable with respect to any other series of Securities issuable pursuant to the Base Indenture unless a supplemental indenture relating thereto expressly so provides).

            (b) So long as any of the Notes are outstanding, the Company may, in any transaction or series of related transactions, consolidate with another Person to form a new Person, or merge into, any other Person, or sell, lease, convey, transfer or otherwise dispose of its assets substantially as an entirety to any Person only if:

                  (i) the Person formed by that consolidation or into which the Company is merged, or to which that sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), expressly assumes by supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Base Indenture, this Second Supplemental Indenture and the Notes;

                  (ii) immediately after giving effect to that transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing;

                  (iii) the Company or its Successor shall take those steps that are necessary to secure all outstanding notes equally and ratably with any Debt secured by a Lien, which would not be permitted under Article III hereof, that our property or assets would become subject to as a result of any transaction; and

                  (iv) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the transaction and that supplemental indenture comply with the Base Indenture, this Second Supplemental Indenture and the Notes.

            (c) Upon any consolidation or merger of the Company or any sale, lease, conveyance, transfer or other disposition of the assets of the Company substantially as an entirety in accordance with this Section 501, any Successor formed by that consolidation or into or with which the Company is merged or to which that sale, lease, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Base Indenture, this Second Supplemental Indenture and the Notes with the same effect as if that Successor had been named as the Company herein and the predecessor Company, in the case of a sale, conveyance, transfer or other disposition, shall be released from all obligations under the Base Indenture, this Second Supplemental Indenture and the Notes.

                                   ARTICLE VI

                             REDEMPTION OF THE NOTES

            Section 601 Redemption of the Notes at the Option of the Company.

            (a) The Company may redeem the Notes, in whole or in part, at any time at a Redemption Price equal to the greater of

                  (i) 100% of the principal amount of such Notes to be redeemed;
            or

                  (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 20 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to the Redemption Date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an Interest Payment Date falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the relevant record date in accordance with
Section 204.

            (b) Once a notice of redemption is mailed, the Notes called for redemption will become due and payable on the Redemption Date and at the Redemption Price plus accrued and unpaid interest on the Notes to the Redemption Date.

            Section 602 No Sinking Fund.

            The Notes are not entitled to the benefit of any sinking fund or any other mandatory redemption or repurchase obligation.

                                  ARTICLE VII

                                  FORM OF NOTES

            Section 701 Form of Notes.

            The Notes, along with the Trustee's Certificate of Authentication to be endorsed thereon, are to be substantially in the form attached hereto as Exhibit A.

                                  ARTICLE VIII

                             ORIGINAL ISSUE OF NOTES

            Section 801 Original Issue of Notes.

            Notes in the initial aggregate principal amount of $250 million may, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication as provided in Sections 2.01 and
2.04 of the Base Indenture.

                                   ARTICLE IX

                                  MISCELLANEOUS

            Section 901 Ratification of Base Indenture.

            The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

            Section 902 Trustee Not Responsible for Recitals.

            The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

            Section 903 Governing Law.

            This Second Supplemental Indenture and the Notes shall be construed in accordance with and governed by the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

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

            Section 904 Separability.

            In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

            Section 905 Counterparts.

            This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

            Section 906 No Benefit.

            Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Second Supplemental Indenture or the Base Indenture.

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

            IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, as of the day and year first above written.

                                         AFFILIATED COMPUTER SERVICES, INC.

                                         By: /s/ Warren D. Edwards
                                             ----------------------------------
                                             Name:  Warren D. Edwards
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

Attest:

By: /s/ Wayne R. Lewis
    ---------------------------------
    Name:   Wayne R. Lewis
    Title:  Senior Vice President and
            Assistant Secretary

                                         THE BANK OF NEW YORK,
                                         TRUST COMPANY, N.A., as Trustee

                                         By:  /s/ John C. Stohlmann
                                              ---------------------------------
                                              Name:  John C. Stohlmann
                                              Title: Vice President

Attest:

By: /s/ Patrick T. Giordano
    -------------------------------------
    Name:   Patrick T. Giordano
    Title:  Vice President

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